Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement is entered into this 1st day of June, 1999, by and between AAR CORP. (“Company”), a Delaware corporation, and Ira A. Eichner, having his principal place of business at 301 Polmer Park, Palm Beach, Florida 33480 (“Consultant”).

WHEREAS, Consultant recently retired from active employment as a senior executive officer of the Company, pursuant to the terms of Consultant’s Employment Agreement having founded the Company and served as its Chairman and Chief Executive Officer for over 40 years, and is presently continuing to serve the Company as a non-executive, elected director and Chairman of the Board; and

WHEREAS, Consultant and the Company mutually desire Consultant to provide consulting services to senior management of the Company on operational and strategic planning issues and other projects, in addition to and beyond Consultant’s duties as Chairman of the Board.

NOW, THEREFORE, the parties agree as follows:

1.                                       Company hereby retains Consultant to provide consulting services to Company in connection with operational and strategic issues and other projects relating to AAR’s business activities as may be requested from time to time, at times convenient to Consultant, by Company’s Chief Executive Officer, or his designee, subject to the terms and conditions below.

2.                                       This Agreement will commence as of June 1, 1999 and continue thereafter for four years and shall be governed by the laws of the State of Illinois.

3.a.                              AAR will pay Consultant a retainer in the amount of Four Hundred Thousand dollars ($400,000).  The retainer will be payable in 16 quarterly payments of $25,000 each, irrespective of whether any services are requested and provided.

   b.                             The foregoing retainer will be the only remuneration paid to Consultant for any services provided hereunder and no other compensation or benefits will be paid or payable; provided, however, Company will reimburse Consultant for business expenses reasonably incurred by Consultant in connection with the performance of services hereunder; and provided further Company will indemnify and hold Consultant harmless from all liabilities (including attorneys’ fees, judgements, fines, and amounts paid in settlement) in connection with any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative as a result of consulting services provided to Company hereunder to the same extent and on the same terms and conditions as Consultant is indemnified by Company pursuant to that certain Indemnification Agreement between the parties dated the 7th day of January, 1988.

4.                                       Consultant will provide the services contemplated hereunder as an independent contractor and not as an employee of Company.  As such, Consultant is responsible for filing all required tax returns and reports and payment of all applicable taxes in connection with Consultant’s business, including with respect to all mounts paid Consultant hereunder.  Company will furnish Consultant with an IRS Form 1099 in accordance with applicable law.

5.                                       Consultant may have access to reports, records, data, information, or other material which, in Company’s opinion, will have a bearing on Consultant’s services performed under this Agreement.  Consultant expressly agrees that all such reports, records, data, information, or other material disclosed to him by Company and all information developed by Consultant in connection herewith, including but not limited to any of Consultant’s reports or notes, will be and remain the property of Company and will be preserved by Consultant as confidential and will not be published, released or otherwise communicated in any manner to any third party without the prior written consent of Company.

6.                                       In the event of a change in control of the Company (as defined in Addendum 1), either party may terminate this Agreement upon written notice to the other, in which case the Company shall immediately pay to Consultant any retainer that would have been payable for the remaining term of this Consulting Agreement.

7.                                       Consultant agrees that during the term hereof or May 31, 2003, whichever is later, he will not provide consulting services of any nature to any other company, entity or person engaged in business activities of the kind or type engaged in by the Company or any of its subsidiaries or affiliated companies, without the prior written consent of the Company.

IN WITNESS WHEREOF, each party has executed this Agreement as of the day and year first above written.

AAR CORP.

By:	/s/ HOWARD A. PULSIFER

Title:	Vice President

/s/ IRA A. EICHNER
Ira A. Eichner, Consultant

ADDENDUM 1

“Change in Control” means the earliest of:

(a)                                  any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(b)                                 the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(c)                                  the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (i) three directors, or (ii) directors constituting a majority of the number of directors of the Company then in office.

Amendment to Consulting Agreement

This Amendment to Consulting Agreement is entered into as of the 1st day of June, 2003, by and between AAR CORP. (“Company”), a Delaware corporation, and Ira A. Eichner, having his principal place of business at 301 Polmer Park, Palm Beach, Florida 33480 (“Consultant”).

WHEREAS, the Company and Consultant entered into a Consulting Agreement dated June 1, 1999, which expired by its terms on May 31, 2003 (AAR Contract No. 04426) (“Agreement”); and

WHEREAS, Company and Consultant desire to renew and extend the term of said Agreement for the period June 1, 2003 through May 31, 2006; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to extend the Consulting Agreement to provide consulting services in connection with operational and strategic issues and other projects relating to AAR’s business activities as may be requested from time to time, by Company’s Chief Executive Officer, or his designee, in addition to and beyond Consultant’s duties as a director and Chairman of the Board of the Company, and has duly approved such extension.

NOW, THEREFORE, the parties agree as follows:

1.                                       Section 2 of the Agreement is hereby amended to extend the term of the Agreement from and after June 1, 2003 through May 31, 2006.

2.                                       Section 3.a. of the Agreement is amended to provide for payment of a quarterly retainer in the amount of $25,000 through the term of the Agreement.

3.                                       Except as provided for in this amendment, all other terms of the Agreement shall continue in effect.

IN WITNESS WHEREOF, each party has executed this Agreement as of the day and year first above written.

AAR CORP.

By	/s/ HOWARD A. PULSIFER

Title	Vice President

/s/ IRA A. EICHNER
Ira A. Eichner, Consultant